RESOLUTIONS OF THE
BOARD OF DIRECTORS
OF
UWHARRIE CAPITAL CORP

WHEREAS, the persons named below are designated as “Reporting Persons” of Uwharrie Capital Corp (the “Company”) for purposes of Rule 16a (Reporting Requirement) to the Securities and Exchange Commission (“SEC”):

1. Board of Directors	Uwharrie Capital Corp
2. Roger L. Dick	President and Chief Executive Officer – Uwharrie Capital Corp; Chief Executive Officer - Uwharrie Bank
3. R. David Beaver, III	Chief Risk Officer – Uwharrie Capital Corp and Uwharrie Bank; President – Uwharrie Bank
4. Jason R. Andrew	Chief Operations Officer – Uwharrie Capital Corp and Uwharrie Bank
5. Christy D. Stoner	President & Chief Executive Officer – Uwharrie Investment Advisors; Chief Marketing Officer – Uwharrie Capital Corp and Uwharrie Bank
6. Jeffrey L. Trout	President - Uwharrie Bank Mortgage
7. Heather H. Almond	Chief Financial Officer – Uwharrie Capital Corp and Uwharrie Bank
8. Cheryl P. Rinehardt	Chief Credit Officer - Uwharrie Bank
9. Brooke L. Senter	Chief People Officer – Uwharrie Capital Corp and Uwharrie Bank; Assistant Corporate Secretary – Uwharrie Capital Corp and Uwharrie Bank
10. Tamara M. Singletary	Executive Vice President – Uwharrie Capital Corp and Uwharrie Bank; Corporate Secretary – Uwharrie Capital Corp and Uwharrie Bank

FURTHER, all other officers of the Company are excluded from policymaking functions and, therefore, are not “Reporting Persons” of the Company.

SEC “Reporting Persons” Resolution
UCC Board of Directors’ Meeting
January 16, 2024

FURTHER, those persons named will be responsible for complying with the “Pre-Clearance Policy for Uwharrie Capital Corp Stock Transactions” as set forth by the Board of Directors and for notifying Tamara M. Singletary, who has been designated as the Company's contact person for stock matters, prior to engaging in any transaction involving or effecting any change in his/her beneficial ownership of equity securities of the Company including, without limitation, any change resulting from any private negotiation trade, market trade through the Company, gifts, custodial accounts, trusts, corporations, partnerships, marriages, deaths,

incentive stock options, employee stock purchase plan, employee benefit plan, etc. in order to prevent violations of Rule 16a and 16b.

FURTHER, compliance with the reporting rules is the sole responsibility of the individual Reporting Persons and not the Company; however, Tamara M. Singletary or designee will assist persons with reporting forms to ensure timely filings with the Securities and Exchange Commission (SEC).

FURTHER, the "Reporting Persons" authorize and designate Roger L. Dick, R. David Beaver, III, Heather H. Almond or Tamara M. Singletary to sign SEC Forms 3, 4 and 5 and file in their behalf, if needed. Notice of this signature authorization will be given to the Securities and Exchange Commission by providing a copy of this resolution.

These actions being taken at a duly called meeting of the Uwharrie Capital Corp Board of Directors on January 16, 2024, for which a quorum was present.

(SEAL) /s/ Tamara M. Singletary

Executive Vice President & Corporate Secretary

Uwharrie Capital Corp